Exhibit 10.30

Loan Term Extension Agreement

Borrower: Qingdao Xudong Real Estate Development Co., Ltd.
Address: Dongli Village, Li Cang District, Qingdao City
Regal Representative: Li Xiaoguang

Lender: Industrial and Commercial Bank of China, Qingdao Chengyang branch
Address: No.219, Zheng Yang Road, Chengyang District, Qingdao
Responsible person: Sun Yunbo

Guarantor 1: Qingdao Longhai Road & Bridge Group Co., Ltd.
Address: No.1431, Cha Lan Road, Ji Mo city, Qingdao
Legal Representative: Guan Yiguo

Guarantor 2: Qingdao Xudong Real Estate Development Co., Ltd.
Address: Dong Li Cun, Li Cang district, Qingdao
Legal Representative: Li Xiaoguang

According to:

1.

Borrower cannot pay off the loan on the maturity date under the Real Estate Industry Loan Contract (Code: Year 2007 Cheng Gong Jie Zi No.034, hereinafter referred to as the “Original Loan Contract”) and request the Lender to extend the term of the loan.

2.	Guarantors agreed to continue to provide security interest to the Borrower pursuant to the following guarantee agreements (following is “Original Guarantee Agreements”):

Name of guarantee contract: Guarantee Contract,
Code: Year 2007 Cheng Gong Bao Zi No.034
Name of surety contract: Mortgage Contract,
Code: Year 2007 Cheng Gong Di Zi No.034

3.	Lender agrees to extend the maturity date of the outstanding loans in accordance with the terms of this Agreement.

Section 1. The loan amount under the Original Loan Contract is RMB 200 million, among which RMB 0 has been paid off. This Agreement covers the outstanding loan amount of RMB 200 million.

Section 2. The term of the Original Loan Contract is from May 28, 2007 to May 27, 2010. The extended term of the loan is from May 27, 2010 to November 25, 2011.

Section 3.

Floating interest rate- the interest rate shall be the sum of the benchmark interest rate and the floating range. The benchmark interest rate is the benchmark interest rate of People’s Bank of China for the period from the date of this Agreement and the maturity date of the loan and the floating range is float upward (float upward/float downward/zero) by 12%. The floating range will be consistent during the term of this Agreement. After the withdrawal of the loan by the Borrower, the interest rate is 3-month per period, adjustable every period.

Section 4. The new interest rate applies to the extended loan term.

Section 5. The Borrower repays the loan according to the following amortization table:

Date	Amount (million RMB)
August 25, 2010	2
November 25, 2010	3
February 25, 2011	5
May 25, 2011	6
August 25, 2011	8
November 25, 2011	176

Section 6. In the event that the Borrower fails to repay the loan balance to the Lender under this Agreement, the Lender is entitled to charge an extra 50% as penalty interest rate over the agreed interest rate under this Agreement. The penalty interest starts to apply on the first overdue date.

Section 7. Guarantors represent that they will continue to guarantee all of the Borrower’s obligations under the Original Loan Agreement and this Agreement pursuant to the Original Guarantee Contract.

Section 8. Unless as otherwise provided in this Agreement, the Original Loan Contract and the Original Guarantee Contract are still effective.

Section 9: This Agreement becomes effective upon the satisfaction of the following conditions and will expire upon the repayment of the total outstanding balance under this Agreement:

Borrower. has provided, to Lender’s satisfaction, guarantees relating to its obligations under this Agreement and the Original Loan Contract. This Agreement has been executed by the parties and the related guarantee procedure has been completed.

Section 10. This Agreement has 4 originals; Borrower, Lender and each Guarantor shall hold one copy and each copy has the same legal force.

Section 11. Any appendix of the Agreement is an integral part of this Agreement and has same legally force as this Agreement.

Section 12 Others

1) All the funds that the Borrower received later for the construction of Dongli Garden Phase 1 shall be deposited in the bank account with the Lender and monitored by the Lender. Such funds may only be used for the construction of Dongli Garden Phase 1 project.

2) All the procedures for pledging and insurance for the unpledged high-rise building in Dongli Garden Phase 1 project shall be completed by the end of August 2010.

3) All the pledging registration procedures and construction insurance procedures (naming Lender as the beneficiary) need to be completed within 15 business days following the time when such unpledged properties turn to be pledgable.

4) All the sales revenues (including the revenues from extended GFAs) that Dongli Garden Phase 1 project received shall be deposited into its bank account with the Lender for repayment of the loan under this Agreement and shall not be used for any other purposes.

5) Borrower shall make the payment every quarter. The repaid principal amount of the first quarter after the extension shall not be less than RMB 2 million, RMB 3 million for the second quarter, RMB 5 million for the third quarter, RMB 6 million for the fourth quarter and RMB 8 million for the fifth quarter repayment. All of the outstanding loan amount shall be repaid at once during the sixth quarter.

6) In the event that the Borrower acquires the land use right for the Dongli Garden Phase 2 during the term of this Agreement, it shall assist the Lender unconditionally in completing the required pledge procedures to guarantee the loan under this Agreement.

7) In the event that a third party acquires the land use right for the Dongli Garden Phase 2, the Borrower shall deposit all of the relocation compensation that the Borrower received into the account with the Lender, which has the priority to use it for the repayment of this loan.

BORROWER:
Qingdao Xudong Real Estate Development Co., Ltd.
Authorized Representative: /s/ Li Xiaoguang

LENDER:
Industrial and Commercial Bank of China, Qingdao Chengyang branch
Authorized Representative: /s/ Sun Yunbo

GUARANTOR 1:
Qingdao Longhai Road & Bridge Group Co., Ltd.
Authorized Representative: /s/ Guan Yiguo

GUARANTOR 2:
Qingdao Xudong Real Estate Development Co., Ltd.
Authorized Representative: /s/ Li Xiaoguang

Date: May 20, 2010